                                         Exhibit 99.1

Contact:  Tom Stoltz                     Carol Travis
          Factory Card Outlet            Factory Card Outlet
          Vice President/Finance         Vice President/Secretary
          (630) 579-2230                 (630) 579-2288


                                         FOR IMMEDIATE RELEASE
                                         ---------------------


               FACTORY CARD OUTLET REPORTS THIRD QUARTER RESULTS
               -------------------------------------------------


NAPERVILLE, IL, November 24, 1998 -- Factory Card Outlet Corp. (NASDAQ:FCPY) announced today results for its third quarter ended October 31, 1998.

Net loss for the third quarter was $2.6 million or $0.35 per fully diluted share compared to a net loss of $1.8 million or $0.25 per fully diluted share last year. Sales for the third quarter rose 40.0% to $57.7 million from $41.2 million last year. On a comparable store basis, sales for the quarter rose 1.5%.

For the nine months ended October 31, 1998, the Company reported a net loss of $2.8 million or $0.38 per diluted share compared to net income of $371,000 or $0.05 per fully diluted share last year. Sales increased by 41.0% to $162.3 million from $115.1 million last year. Comparable store sales for the nine month period increased by 1.9%.

Stewart M. Kasen, the Company's Chairman, President, and Chief Executive Officer, said, "Although we experienced strong sales momentum during the first two months of this quarter, our Halloween sales were significantly below expectations. Our comparable store sales decreased during October by 5.9% compared to last year. Roughly half of our merchandise preparation for the 1998 Halloween season was carried over from last year. That merchandise did not sell well and it was necessary to heavily price discount in order to clear. As our new strategy dictates, we have exited Halloween this year with substantially less carryover than last year."

"As a result of our lower than expected sales, we are continuing to reduce our overall corporate administrative expenses. We are also taking several steps in an effort to improve our liquidity position. These steps include: engaging in discussions with our landlords to renegotiate certain leases, including the signed leases for our previously planned 14 new store openings for fiscal 1999; evaluating the disposition of certain stores; engaging in discussions with the lenders under our senior credit facilities in an effort to increase our borrowing capacity under such facilities; exploring additional and/or replacement sources of debt financing; and discussing payment terms with certain major suppliers. We are actively pursuing each of these steps in an effort to generate sufficient liquidity to meet our financial obligations and position the Company for a return to profitable growth during fiscal 1999," Mr. Kasen said.

FACTORY CARD OUTLET CORP. THIRD QUARTER RESULTS/Page Two


"Based on our current trends, we do not expect to achieve current analyst expectations for the fourth quarter. We now expect comparable sales increases in the low to mid single-digits and only marginal net income in the fourth quarter. Finally, we do not anticipate opening any new stores in fiscal 1999," Mr. Kasen said.

Factory Card Outlet is a chain of company-owned superstores offering a vast assortment of party supplies, greeting cards, gift wrap and other special occasion merchandise at everyday value prices. The Company currently operates 213 company-owned stores in 23 states.

Certain statements in this news release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results or achievements expressed or implied thereby to be materially different from such forward-looking statements. Such factors include, among others, the following: the success of efforts to renegotiate the Company's senior credit facilities; store performance; weather and economic conditions; dependence on key personnel; competition; ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; availability and cost of capital; government regulations; ability to complete corrective action necessary to address Year 2000 issues and other factors both referenced and not referenced in the Company's Transition Report on Form 10-K and the Company's other filings with the Securities and Exchange Commission. In particular, the Company is attempting to amend its senior credit facilities to increase the borrowing capacity under such facilities. The Company is also exploring the refinancing of its senior credit facilities and/or the raising of funds through the incurrence of additional debt. There can be no assurance that the Company will be successful in such efforts. Any such efforts may (i) increase the Company's cost of capital, (ii) result in equity dilution to the holders of the Company's common stock, (iii) increase the Company's vulnerability to general adverse economic and industry conditions, (iv) limit the Company's ability to obtain additional financing to fund future working capital and capital expenditure needs, (v) limit the Company's flexibility in planning for changes in its business and industry, and (vi) place the Company at a competitive disadvantage vis-a-vis less leveraged competitors. The Company's current liquidity position may also adversely affect its relationship with its suppliers which could have a material adverse effect on the Company's business, financial condition and results of operations.


                          [FINANCIAL TABLES TO FOLLOW]

                           FACTORY CARD OUTLET CORP.
                                AND SUBSIDIARY

                          Consolidated Balance Sheets
                                  (Unaudited)

                                                   October 31,  January 31,
(In thousands)                                        1998         1998
                                                   -----------  -----------
               ASSETS

Current assets:
   Cash                                             $    263     $     30
   Receivables                                           168          796
   Inventories                                        96,359       72,911
   Other current assets                                3,806        2,105
                                                    --------     --------
      Total current assets                           100,596       75,842
Fixed assets, net                                     41,778       38,507
Deferred income taxes                                    493          493
Other assets                                           1,184          188
                                                    --------     --------
      Total assets                                  $144,051     $115,030
                                                    ========     ========


 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                 $ 30,673     $ 19,037
   Accrued expenses                                    6,383        4,754
   Other current liabilities                           2,213        1,821
                                                    --------     --------
      Total current liabilities                       39,269       25,612
Revolving credit note payable                         36,353       29,700
Term loan                                              9,585          -
Deferred rent liabilities                              7,000        5,316
Other long-term liabilities                            2,162        2,668
                                                    --------     --------
      Total liabilities                               94,369       63,296
Total stockholders' equity                            49,682       51,734
                                                    --------     --------
      Total liabilities and stockholders' equity    $144,051     $115,030
                                                    ========     ========

                           FACTORY CARD OUTLET CORP.
                                AND SUBSIDIARY

                       Consolidated Statements of Income
                                  (Unaudited)

(Dollars in thousands except for earnings per share and share data)

                                                    Third Quarter Ended           Nine Months Ended
                                                  ------------------------     -------------------------
                                                  October 31,   October 25,    October 31,   October 25,
                                                     1998          1997           1998          1997
                                                  -----------   -----------    -----------   -----------
Net sales                                         $    57,715   $    41,232    $   162,326   $   115,097
Cost of sales and occupancy                            39,986        26,849        108,492        72,184
                                                  -----------   -----------    -----------   -----------

   Gross profit                                        17,729        14,383         53,834        42,913
Selling, general and administrative expenses           20,627        16,913         54,762        41,361
Special charge                                            -             -              655           -
                                                  -----------   -----------    -----------   -----------

   Income (loss) from operations                       (2,898)       (2,530)        (1,583)        1,552
Interest expense                                        1,442           466          3,136           760
                                                  -----------   -----------    -----------   -----------

   Income (loss) before taxes                          (4,340)       (2,996)        (4,719)          792
Income taxes (benefit)                                 (1,736)       (1,199)        (1,888)          421
                                                  -----------   -----------    -----------   -----------

   Net income (loss)                              $    (2,604)  $    (1,797)   $    (2,831)  $       371
                                                  ===========   ===========    ===========   ===========

Earnings (loss) per share

   Basic                                          $     (0.35)  $     (0.25)   $     (0.38)  $      0.05
                                                  ===========   ===========    ===========   ===========
   Diluted                                        $     (0.35)  $     (0.25)   $     (0.38)  $      0.05
                                                  ===========   ===========    ===========   ===========

Weighted average shares outstanding

   Basic                                            7,445,579     7,236,826      7,395,054     7,223,970
                                                  ===========   ===========    ===========   ===========
   Diluted                                          7,445,579     7,236,826      7,395,054     7,954,337
                                                  ===========   ===========    ===========   ===========